Exhibit 99.1
News Release

Lockheed Martin Reports Second Quarter 2024 Financial Results

•Net sales of $18.1 billion, an increase of 9% year over year
•Net earnings of $1.6 billion, or $6.85 per share, inclusive of net non-operational charges of $79 million ($63 million, or $0.26 per share, after-tax)
•Cash from operations of $1.9 billion and free cash flow of $1.5 billion
•$1.6 billion of cash returned to shareholders through dividends and share repurchases
•2024 outlook increased for sales, segment operating profit and earnings per share

BETHESDA, Md., July 23, 2024 – Lockheed Martin Corporation [NYSE: LMT] today reported second quarter 2024 net sales of $18.1 billion, compared to $16.7 billion in the second quarter of 2023. Net earnings in the second quarter of 2024 were $1.6 billion, or $6.85 per share, compared to $1.7 billion, or $6.63 per share, in the second quarter of 2023. Cash from operations was $1.9 billion in the second quarter of 2024, compared to $1.1 billion in the second quarter of 2023. Free cash flow was $1.5 billion in the second quarter of 2024, compared to $771 million in the second quarter of 2023.
“Over the past few months, Lockheed Martin’s people, systems, and platforms have again demonstrated their ability to enhance security in Eastern Europe, the Red Sea, and the Middle East. From the PAC-3’s critical role in air defense, to the Aegis Combat System with AI augmentation, to the F-35 with its advanced sensor and data management capabilities, our company has made major contributions to allied and partner defense. We continue to demonstrate the impact of our 21st Century Security® strategy by harnessing the latest digital technologies to continuously improve mission effectiveness, strengthening and scaling the defense production system, and expanding industrial cooperation among our allies and partners. Consequently, demand for our defense technology solutions remains robust, with a backlog of nearly $160 billion, greater than two times annual revenue,” said Lockheed Martin Chairman, President and CEO Jim Taiclet.

“We delivered strong second quarter financial results, with year-over-year growth of 9% in sales and 10% in segment operating profit, and free cash flow generation in excess of $1.5 billion. The year-to-date performance gives us confidence to raise our 2024 full-year outlook for sales, segment operating profit, and earnings per share. Operationally, the F-35 remains a top priority, and we recently delivered the first Technology Refresh 3-configured aircraft to the customer and anticipate deliveries for 2024 to meet our expected range of 75-110 F-35s. The TR-3 hardware and software update enables step function improvement in capability to our airmen, sailors, and marines, as well as to our partner and allied nations. This foundational upgrade and the follow-on series of enhancements, known as Block 4, are critical steps in ensuring the F-35 remains the most advanced fighter aircraft in the world and the key air vehicle node in the DoD’s joint all domain architecture.”

Summary Financial Results

The following table presents the company's summary financial results.

	(in millions, except per share data)	Quarters Ended		Six Months Ended
		June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
	Net sales	$18,122	$16,693	$35,317	$31,819

	Business segment operating profit[1]	$2,042	$1,855	$3,787	$3,537
	Unallocated items
	FAS/CAS operating adjustment	406	416	812	831
	Impairment and severance charges[2]	(87)	—	(87)	—
	Intangible asset amortization expense	(61)	(62)	(122)	(124)
	Other, net	(152)	(74)	(213)	(72)
	Total unallocated items	106	280	390	635
	Consolidated operating profit	$2,148	$2,135	$4,177	$4,172

	Net earnings[3]	$1,641	$1,681	$3,186	$3,370

	Diluted earnings per share[3]	$6.85	$6.63	$13.24	$13.24

	Cash from operations[4]	$1,876	$1,100	$3,511	$2,664
	Capital expenditures	(370)	(329)	(748)	(623)
	Free cash flow[1,4]	$1,506	$771	$2,763	$2,041

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2
Impairment and severance charges for the quarter ended June 30, 2024 include $87 million ($69 million, or $0.29 per share, after-tax) trademark and fixed asset impairments as well as severance costs at the company's RMS business segment.

3
Net earnings for the quarter ended June 30, 2024 include $79 million ($63 million, or $0.26 per share, after-tax) of net non-operational charges, including Impairment and severance charges described above. See "Adjusted earnings before income taxes, net earnings and diluted EPS" table for further details.

4	See the "Cash Flows and Capital Deployment Activities" section of this news release for more information.

2024 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company's current expectations. Actual results may differ materially from those projected. It is the company's practice not to incorporate adjustments into its financial outlook for proposed or potential acquisitions, divestitures, ventures, pension risk transfer transactions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update	April 2024

	Net sales	$70,500 - $71,500	$68,500 - $70,000

	Business segment operating profit[1]	$7,350 - $7,500	$7,175 - $7,375

	Total FAS/CAS pension adjustment	~$1,685	~$1,685

	Diluted earnings per share[2]	$26.10 - $26.60	$25.65 - $26.35

	Cash from operations	$7,750 - $8,050	$7,750 - $8,050
	Capital expenditures	~$1,750	~$1,750
	Free cash flow[1]	$6,000 - $6,300	$6,000 - $6,300

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	Although the company typically does not update its outlook for proposed changes in law, the above includes the effect of IRS Notice 2023-63 confirming that certain expenditures incurred in the performance of cost-type contracts are not subject to capitalization for tax purposes. The company believes incorporating the clarification from the Notice more accurately reflects its expectations because the Notice describes the tax treatment of certain expenditures in accordance with the company's analysis of the Internal Revenue Code.

Cash Flows and Capital Deployment Activities
The increase in operating and free cash flows in the second quarter of 2024 compared to the same period in 2023 was primarily due to improvements in working capital (defined as receivables, contract assets, and inventories less accounts payable and contract liabilities) and the timing of federal tax payments. Improvements in working capital were driven by volume and timing of milestone payments impacting both contract liabilities and contract assets on classified programs at the company's Space business segment, decreases in inventory due to deliveries of S-70 helicopters at Sikorsky at the company’s RMS business segment, and production and billing cycle timing impacting receivables (primarily F-35 at Aeronautics and Integrated Air and Missile Defense at MFC, partially offset by Integrated warfare systems and sensors at RMS). These improvements were partially offset by the timing of cash payments related to accounts payable (primarily Aeronautics).
The company's cash activities in the second quarter of 2024, included the following:
•paying cash dividends of $752 million;
•paying $850 million to repurchase 1.9 million shares; and
•making a long-term debt scheduled repayment of $168 million.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Net sales
Aeronautics	$7,277	$6,875	$14,122	$13,144
Missiles and Fire Control	3,102	2,755	6,095	5,143
Rotary and Mission Systems	4,548	3,897	8,636	7,407
Space	3,195	3,166	6,464	6,125
Total net sales	$18,122	$16,693	$35,317	$31,819

Operating profit
Aeronautics	$751	$718	$1,430	$1,393
Missiles and Fire Control	450	371	761	748
Rotary and Mission Systems	495	454	925	804
Space	346	312	671	592
Total business segment operating profit	2,042	1,855	3,787	3,537
Unallocated items
FAS/CAS operating adjustment	406	416	812	831
Impairment and severance charges	(87)	—	(87)	—
Intangible asset amortization expense	(61)	(62)	(122)	(124)
Other, net	(152)	(74)	(213)	(72)
Total unallocated items	106	280	390	635
Total consolidated operating profit	$2,148	$2,135	$4,177	$4,172

For information on factors impacting comparability of the company's segment sales, operating profit and operating margins, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2023.

The company's consolidated net favorable profit booking rate adjustments represented approximately 21% and 20% of total segment operating profit in the quarters ended June 30, 2024 and June 25, 2023. During the quarter ended June 25, 2023, we recognized a favorable profit adjustment of $65 million on an international surveillance and control program due to the positive resolution of a contractual matter, and an unfavorable profit adjustment of $100 million on the Canadian Maritime Helicopter Program (CMHP) as a result of increased costs and lower than planned revenues.

Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Net sales	$7,277	$6,875	$14,122	$13,144
Operating profit	751	718	1,430	1,393
Operating margin	10.3%	10.4%	10.1%	10.6%
Aeronautics' net sales in the second quarter of 2024 increased $402 million, or 6%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $335 million on the F-35 program due to higher volume on sustainment, development and production contracts; and $105 million on the F-16 program due to the ramp up on production.

Aeronautics' operating profit in the second quarter of 2024 increased $33 million, or 5%, compared to the same period in 2023. The increase in operating profit was attributable to $35 million from higher volume and program ramp up described above and $25 million from favorable contract mix across the portfolio, partially offset by $25 million of lower profit booking rate adjustments. The decrease in profit booking rate adjustments was due to a $45 million unfavorable profit adjustment on a classified program because of higher than anticipated costs to maintain program objectives, partially offset by higher net favorable profit adjustments across the portfolio.

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Net sales	$3,102	$2,755	$6,095	$5,143
Operating profit	450	371	761	748
Operating margin	14.5%	13.5%	12.5%	14.5%

MFC’s net sales in the second quarter of 2024 increased $347 million, or 13%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $320 million for tactical and strike missile programs due to production ramp up on Guided Multiple Launch Rocket Systems (GMLRS) and Long Range Anti-Ship Missile (LRASM) programs.

MFC’s operating profit in the second quarter of 2024 increased $79 million, or 21%, compared to the same period in 2023, due to $80 million of higher profit booking rate adjustments which primarily reflects higher favorable profit booking rate adjustments on PAC-3 and Apache due to better than anticipated cost performance. Additionally, operating profit increased $30 million from production ramp up described above, offset by $30 million decrease from contract mix.

Rotary and Mission Systems

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Net sales	$4,548	$3,897	$8,636	$7,407
Operating profit	495	454	925	804
Operating margin	10.9%	11.6%	10.7%	10.9%

RMS' net sales in the second quarter of 2024 increased $651 million, or 17%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $420 million on integrated warfare systems and sensors (IWSS) programs due to higher volume on radar programs and the Canadian Surface Combatant (CSC) program, and new program ramp up within the laser systems portfolio; and $160 million for Sikorsky helicopter programs due to higher production volume on Black Hawk and CH-53K programs.

RMS' operating profit in the second quarter of 2024 increased $41 million, or 9%, compared to the same period in 2023. The increase in operating profit was attributable to $70 million from higher volume described above, partially offset by $20 million of lower profit booking rate adjustments. The decrease in profit booking rate adjustments was due to unfavorable profit adjustments on Seahawk and Black Hawk production programs as a result of increased costs, partially offset by the net impact in the second quarter of 2023 of both a $65 million favorable profit adjustment on an international surveillance and control program and a $100 million unfavorable profit adjustment on the Canadian Maritime Helicopter Program (CMHP) that did not recur in the second quarter of 2024.

Space

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Net sales	$3,195	$3,166	$6,464	$6,125
Operating profit	346	312	671	592
Operating margin	10.8%	9.9%	10.4%	9.7%

Space's net sales in the second quarter of 2024 increased $29 million, or 1%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $110 million for strategic and missile defense programs due to higher volume on the hypersonics and Fleet Ballistic Missile (FBM) programs; partially offset by lower net sales of $50 million for national security space due to lower volume on classified programs and $45 million for commercial civil space due to lower volume on the Orion program.

Space's operating profit in the second quarter of 2024 increased $34 million, or 11%, compared to the same period in 2023. The increase in operating profit was attributable to $20 million from favorable contract mix across the portfolio and $20 million of higher profit booking rate adjustments. The increase in profit booking rate adjustments was due to higher favorable profit adjustments on the FBM program.

Total equity earnings/(losses) (primarily ULA) represented approximately $10 million, or 3% of Space's operating profit in the second quarter of 2024, compared to approximately $20 million, or 6% for the same period in 2023.

Income Taxes

The company's effective income tax rate was 15.8% and 16.2% for the quarters ended June 30, 2024 and June 25, 2023. The rates for both periods benefited from research and development tax credits, tax deductions for foreign derived intangible income and dividends paid to the company's defined contribution plans with an employee stock ownership plan feature.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update	April 2024
	Business segment operating profit (non-GAAP)	$7,350 - $7,500	$7,175 - $7,375
	FAS/CAS operating adjustment[1]	~1,625	~1,625
	Intangible asset amortization expense	~(245)	~(245)
	Other, net[2]	~(530)	~(400)
	Consolidated operating profit (GAAP)	~$8,200 - 8,350	~$8,155 - $8,355

1
Reflects the amount by which expected total CAS pension cost of $1.7 billion, exceeds the expected FAS pension service cost and excludes expected non-service FAS pension income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

2
Includes impairment and severance charges of $87 million ($69 million, or $0.29 per share, after-tax) for trademark and fixed asset impairments as well as severance costs recorded during the quarter ended June 30, 2024.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and future pension contributions.

Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS
Earnings before income taxes, net earnings and diluted earnings per share (EPS) were impacted by certain non-operational items for all periods. Management believes the presentation of these measures adjusted for the impacts of these non-operational items is useful to investors in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted earnings before income taxes are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.
The table below shows the impact to earnings before income taxes, net earnings and diluted EPS for certain non-operational items:

(in millions, except per share data)	Quarters Ended
	June 30, 2024			June 25, 2023
	Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
As Reported (GAAP)	$1,948	$1,641	$6.85	$2,006	$1,681	$6.63
Impairment and severance charges	87	69	0.29	—	—	—
Mark-to-market investment (gains) losses	(8)	(6)	(0.03)	28	21	0.08
Debt transactions costs	—	—	—	6	5	0.02
Total Adjustments	79	63	0.26	34	26	0.10
As Adjusted (Non-GAAP)	$2,027	$1,704	$7.11	$2,040	$1,707	$6.73

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, July 23, 2024, at 11:00 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.lockheedmartin.com.

# # #

Media Contacts:
Rebecca Miller, Director, Global Media Relations
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone, Vice President, Treasurer and Investor Relations
Christopher Fritz, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment;
•the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;
•changes in procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•    performance and financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•the impact of pandemics and epidemics on the company’s business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    government actions that prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    trade policies or sanctions (including Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Türkish entities and persons, indirect effects of sanctions on Russia to the company's supply chain);
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;
•    changes in foreign national priorities and foreign government budgets and planned orders, including potential effects from fluctuations in currency exchange rates;
•    the competitive environment for the company's products and services, including competition from startups and non-traditional defense contractors;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;

•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;
•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension risk transfers and associated settlement charges;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Six Months Ended
		June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
	Net sales	$18,122	$16,693	$35,317	$31,819
	Cost of sales [2]	(15,992)	(14,603)	(31,194)	(27,683)
	Gross profit	2,130	2,090	4,123	4,136
	Other income, net	18	45	54	36
	Operating profit	2,148	2,135	4,177	4,172
	Interest expense	(261)	(223)	(516)	(425)
	Non-service FAS pension income	15	111	31	221
	Other non-operating income (expense), net	46	(17)	91	32
	Earnings before income taxes	1,948	2,006	3,783	4,000
	Income tax expense	(307)	(325)	(597)	(630)
	Net earnings	$1,641	$1,681	$3,186	$3,370
	Effective tax rate	15.8%	16.2%	15.8%	15.8%

	Earnings per common share
	Basic	$6.87	$6.65	$13.29	$13.28
	Diluted	$6.85	$6.63	$13.24	$13.24

	Weighted average shares outstanding
	Basic	238.9	252.8	239.8	253.7
	Diluted	239.6	253.6	240.6	254.6

	Common shares reported in stockholders’ equity at end of period			237	251

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 30, for the second quarter of 2024 and June 25, for the second quarter of 2023. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

2	In the second quarter of 2024, the company recognized trademark and fixed asset impairments as well as severance costs.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended			Six Months Ended
	June 30, 2024	June 25, 2023	% Change	June 30, 2024	June 25, 2023	% Change
Net sales
Aeronautics	$7,277	$6,875	6%	$14,122	$13,144	7%
Missiles and Fire Control	3,102	2,755	13%	6,095	5,143	19%
Rotary and Mission Systems	4,548	3,897	17%	8,636	7,407	17%
Space	3,195	3,166	1%	6,464	6,125	6%
Total net sales	$18,122	$16,693	9%	$35,317	$31,819	11%

Operating profit
Aeronautics	$751	$718	5%	$1,430	$1,393	3%
Missiles and Fire Control	450	371	21%	761	748	2%
Rotary and Mission Systems	495	454	9%	925	804	15%
Space	346	312	11%	671	592	13%
Total business segment operating profit	2,042	1,855	10%	3,787	3,537	7%
Unallocated items
FAS/CAS operating adjustment	406	416		812	831
Impairment and severance charges	(87)	—		(87)	—
Intangible asset amortization expense	(61)	(62)		(122)	(124)
Other, net	(152)	(74)		(213)	(72)
Total unallocated items	106	280	(62%)	390	635	(39%)
Total consolidated operating profit	$2,148	$2,135	1%	$4,177	$4,172	—%

Operating margin
Aeronautics	10.3%	10.4%		10.1%	10.6%
Missiles and Fire Control	14.5%	13.5%		12.5%	14.5%
Rotary and Mission Systems	10.9%	11.6%		10.7%	10.9%
Space	10.8%	9.9%		10.4%	9.7%
Total business segment operating margin	11.3%	11.1%		10.7%	11.1%

Total consolidated operating margin	11.9%	12.8%		11.8%	13.1%

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2024 Outlook	2023 Actual
Total FAS income CAS cost
FAS pension income	$—	$378
Less: CAS pension cost	1,685	1,725
Total FAS/CAS pension adjustment	$1,685	$2,103

Service and non-service cost reconciliation
FAS pension service cost	$(60)	$(65)
Less: CAS pension cost	1,685	1,725
Total FAS/CAS pension operating adjustment	1,625	1,660
Non-service FAS pension income	60	443
Total FAS/CAS pension adjustment	$1,685	$2,103

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	June 30, 2024	Dec. 31, 2023
Assets
Current assets
Cash and cash equivalents	$2,523	$1,442
Receivables, net	2,930	2,132
Contract assets	13,907	13,183
Inventories	3,097	3,132
Other current assets	510	632
Total current assets	22,967	20,521

Property, plant and equipment, net	8,394	8,370
Goodwill	10,787	10,799
Intangible assets, net	2,040	2,212
Deferred income taxes	3,080	2,953
Other noncurrent assets	7,808	7,601
Total assets	$55,076	$52,456

Liabilities and equity
Current liabilities
Accounts payable	$3,282	$2,312
Salaries, benefits and payroll taxes	2,871	3,133
Contract liabilities	9,181	9,190
Current maturities of long-term debt	142	168
Other current liabilities	3,017	2,134
Total current liabilities	18,493	16,937

Long-term debt, net	19,115	17,291
Accrued pension liabilities	6,105	6,162
Other noncurrent liabilities	5,188	5,231
Total liabilities	48,901	45,621

Stockholders’ equity
Common stock, $1 par value per share	237	240
Additional paid-in capital	—	—
Retained earnings	14,707	15,398
Accumulated other comprehensive loss	(8,769)	(8,803)
Total stockholders’ equity	6,175	6,835
Total liabilities and equity	$55,076	$52,456

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Six Months Ended
	June 30, 2024	June 25, 2023
Operating activities
Net earnings	$3,186	$3,370
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	710	659
Stock-based compensation	154	146
Deferred income taxes	(145)	(234)
Impairment and severance charges	87	—
Changes in assets and liabilities
Receivables, net	(798)	(922)
Contract assets	(724)	(690)
Inventories	35	(410)
Accounts payable	1,052	1,397
Contract liabilities	(9)	(304)
Income taxes	21	(46)
Qualified defined benefit pension plans	(1)	(189)
Other, net	(57)	(113)
Net cash provided by operating activities	3,511	2,664

Investing activities
Capital expenditures	(748)	(623)
Other, net	4	30
Net cash used for investing activities	(744)	(593)

Financing activities
Issuance of long-term debt, net of related costs	1,980	1,975
Repayments of long-term debt	(168)	—
Repurchases of common stock	(1,850)	(1,250)
Dividends paid	(1,532)	(1,542)
Other, net	(116)	(128)
Net cash used for financing activities	(1,686)	(945)

Net change in cash and cash equivalents	1,081	1,126
Cash and cash equivalents at beginning of period	1,442	2,547
Cash and cash equivalents at end of period	$2,523	$3,673

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	June 30, 2024	Dec. 31, 2023
Aeronautics	$53,032	$60,156
Missiles and Fire Control	34,831	32,229
Rotary and Mission Systems	37,366	37,726
Space	33,113	30,456
Total backlog	$158,342	$160,567

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
F-35	—	45	—	50
F-16	4	—	7	1
C-130J	5	4	9	6
Government helicopter programs	10	11	23	21
Commercial helicopter programs	—	—	—	1
International military helicopter programs	5	—	5	—

	Number of Weeks in Reporting Period[1]	2024	2023
	First quarter	13	12
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	13	14

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.